UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2128 W. Braker Lane, BK 12, Austin, Texas 78758

April 12, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Active Power, Inc., which will be held at our principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, BK 12, on Thursday, May 12, 2011, at 1:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors, the proposal to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2011 and the non-binding advisory vote on executive compensation. The Board of Directors also recommends that you vote on a non-binding advisory vote to hold say-on-pay votes every three years. Finally, the Board of Directors recommends that you vote against the stockholder proposal seeking term limits for our outside directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

/s/ James A. Clishem

James A. Clishem
President, Chief Executive Officer & Director

[This page is intentionally left blank.]

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2011

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 12, 2011, at 1:00 p.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect two Class II Directors to serve until our 2014 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2011;

3.	To hold a non-binding advisory say-on-pay frequency vote;

4.	To hold a non-binding advisory vote on executive compensation;

5.	To hold a vote on a stockholder proposal regarding term limits for outside directors; and

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ John K. Penver

John K. Penver
Vice President of Finance, Chief Financial Officer
& Company Secretary

Austin, Texas
April 12, 2011

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011

Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2010. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2011 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2010, are available at our website at www.activepower.com.

ACTIVE POWER, INC.
2128 W. Braker Lane, BK 12
Austin, Texas 78758

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2011

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 12, 2011 (the “Annual Meeting”). The Annual Meeting will be held at 1:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12. These proxy solicitation materials were mailed on or about April 12, 2011, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 14, 2011, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 79,957,979 shares of our common stock outstanding and no shares of our preferred stock were outstanding.

Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 14, 2011. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at the Annual Meeting will be elected to our Board of Directors (the “Board”), even if they receive less than a majority of such shares. The proposals regarding the ratification of the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2011, the non-binding advisory vote on executive compensation and the shareholder proposal regarding term limits for outside directors will each be approved upon the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Annual Meeting. With respect to the proposal concerning the frequency of stockholder votes on our executive compensation program, each stockholder will be entitled to vote for a frequency of one, two or three years, or abstain from voting, and the frequency receiving the greatest number of votes will be approved by the stockholders.

Abstentions in the election of directors or with respect to any of the other proposals will not affect the voting of such proposals. In addition, broker non-votes are not considered votes cast. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two, FOR a frequency vote on say-on-pay of once every THREE years in Proposal Three, FOR the approval of Proposal Four, and AGAINST Proposal Five, as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, Austin, TX 78758, BK 12, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), stockholder proposals to be presented at our 2012 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 14, 2011, the date which is 120 days prior to April 12, 2012. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2012 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

Composition of the Board

The full Board currently consists of seven directors. The Board, in accordance with our certificate of incorporation, is divided into three classes, with Class I and Class II each having two directors and Class III having three directors. The terms of each class expire at successive annual meetings so that stockholders elect one class of directors at each annual meeting.

The current composition of the Board is:

Class I Directors (serving until the 2013 Annual Meeting)	Rodney S. Bond Benjamin L. Scott

Class II Directors (term expiring at this Annual Meeting)	Jan H. Lindelow * James A. Clishem *

Class III Directors (serving until the 2012 Annual Meeting)	Ake Almgren James E. deVenny III Robert S. Greenberg
*term expiring at this Annual Meeting

The election of two Class II Directors will take place at this Annual Meeting. At its meeting on February 10, 2011, the Board approved the recommendation of the Nominating and Corporate Governance Committee that the full Board remains comprised of seven directors and that each of the two Class II Directors be elected for a three-year term.

If elected at the Annual Meeting, each of the two Class II Director nominees will serve on the Board until the Annual Meeting of Stockholders in 2014, or, in each case, until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If either of the two nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Your Board Recommends Stockholders

Vote FOR each of the two Nominees Listed Below

Nominees for Election as Class II Directors with Terms Expiring at the 2014 Annual Meeting

Name	Age	Current Position	Proposed Class of Director

Jan H. Lindelow	66	Director	Class II

James A. Clishem	54	Director, President & CEO	Class II

Jan H. Lindelow, 66, has served as a member of our Board since February 1998. Mr. Lindelow joined Tivoli, a unit of IBM Software Group, in June 1997 and served as Chairman and Chief Executive of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. Mr. Lindelow has executive experience in key markets and core technologies critical to the Company’s future success. From 1994 to 1995, Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies, a leader in handheld computing and scanning technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a global company delivering power, energy and automation technologies, from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company. Mr. Lindelow serves as an active board member of several enterprises, primarily in the high technology industry. During 2010, Mr. Lindelow served as a director of the following private companies: Credant Technologies, HyPerformix, Inc. (as Chairman) and Troux Technologies .From 2007 until its sale in 2009, Mr. Lindelow served as Chairman of the Board of Directors of Vignette Corporation. Mr. Lindelow holds an M.S. in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

We believe that Mr. Lindelow’s qualifications to sit on our Board include his significant management and board room experience leading small to mid-sized companies, both public and private, offering strategic insights into the high technology industry as well as the markets served by the Company, including the power industry, where he has direct management experience. He routinely sits on the boards of emerging companies, including other public entities, and is involved with overall financial reviews of company and management issues of those companies, which further qualifies him to serve as a member of our Audit Committee.

James A. Clishem, 54, serves as the Chief Executive Officer and President of Active Power and has served as a member of the Board since assuming these responsibilities in May 2006. From November 2005 until May 2006, Mr. Clishem was President and Chief Operating Officer of the Company, and from May 2005 until November 2005, he served as Vice President of Business Development for the Company. From 2004 until joining Active Power, Mr. Clishem was most recently Vice President of Business Development at Peregrine Systems, Inc., a publicly traded enterprise software company. Between 1999 and 2004, Mr. Clishem was founder and Chief Executive Officer of Xodiax, Inc., a managed IT services business. He has also held executive management positions with Broadwing Communications, ntr.net Corp., MCI, Ericson and Tandem Computers. Mr. Clishem holds a B.S. and an M.S. in Electrical Engineering from the University of Louisville and an executive M.B.A. from Southern Methodist University.

As the only management representative on our Board, Mr. Clishem provides an insider’s perspective to our Board discussions about the business and strategic direction of the Company. In addition, he has extensive experience founding, owning and operating data center businesses, the primary customer focus for our business. He has extensive and deep knowledge in all aspects of our business and advanced studies in business management that further qualify him to sit on our Board.

Continuing Class III Directors with Terms Expiring at the 2012 Annual Meeting of Stockholders

Ake Almgren, 64, has served as a member of our Board since March 2004. Since June 2009, Dr. Almgren has served as the Chief Executive Officer and President of International Battery, a manufacturer of lithium ion cells and batteries. Since May 2003, Dr. Almgren has also served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

We believe that Dr. Almgren’s qualifications to sit on our Board include his extensive background in executive management and leadership of companies in the power quality, alternative and clean technology sectors, and his extensive connections throughout the power quality industry. His current and prior CEO experience has qualified him to understand all aspects of managing and building a technology-based business, and his direct experience in financing the growth of these businesses as well as their overall financial management further qualifies him to serve as a member of our Audit Committee.

James E. deVenny III, 63, has served as a member of our Board since March 2008. From 1999 until March 2008, Mr. deVenny served as the co-founder, President and Chief Executive Officer of Dataside LLC, a Texas-based provider of enterprise data center space and managed network services. Mr. deVenny is now an independent consultant through his business, JD Investments. Prior to founding Dataside, Mr. deVenny co-founded Computex Support Systems, where he was employed for 15 years and was involved in the design and development of mission-critical data centers and telecommunications sites. Prior to this he spent five years as Vice President of Sales and Marketing for International Power Machines, a manufacturer of uninterruptible power supply systems. Mr. deVenny also serves on the boards of directors of Lumenate, a private technology consulting services company and Verado, an energy services software company. He holds a Bachelor of Science degree in Journalism and Communications from the University of Florida.

We believe that Mr. deVenny’s qualifications to sit on our Board include his extensive experience in the UPS industry, where he held senior sales and marketing positions for a rapidly growing UPS company, and experience gained from the founding and operating of hosted data center businesses, which are a primary target market for us. Mr. deVenny’s depth of industry knowledge and contacts uniquely positions him to provide valuable insights to our Board and management with respect to strategic and operational matters, as well as the markets for our products. Mr. deVenny also brings general financial and personnel management acumen to our Board, which he gained from owning and operating his own businesses, and this further qualifies him to serve as a member of our Compensation Committee.

Robert S. Greenberg, 57, has served as a member of our Board since March 2009. Since January 2009, Mr. Greenberg has been the Chief Information Officer and Vice President for Agco Corporation, a global manufacturer and distributor of agricultural equipment. Prior to joining Agco Corporation, Mr. Greenberg was Vice President and Chief Information Officer for five years with Nissan Americas, the U.S. subsidiary of Nissan Motor Ltd, a global automotive manufacturer. Mr Greenberg also served in executive and CIO capacities over 20 years with Avaya, Inc., a global enterprise communications provider, Dell Computer, Inc and Exxon Mobil, including time spent in Asia Pacific. Mr. Greenberg holds both Bachelor of Science and Masters of Engineering degrees in Operations Science and Industrial Engineering from Cornell University and an M.B.A. in Finance from the University of Maryland.

We believe that Mr. Greenberg’s qualifications to sit on our Board include his extensive international and multi-national management experiences as a Chief Information Officer for a number of global companies. This experience allows him to provide the Board with unique insights of the CIO community, a key target customer segment for the Company’s business, as well as important strategic and operational guidance with respect to information technology matters. As a key executive managing business operations and staffing levels significantly greater than ours, Mr. Greenberg is able to provide valuable perspective on human resource related matters, which further qualifies him to serve on our Compensation Committee.

Continuing Class I Directors with Terms Expiring at the 2013 Annual Meeting of Stockholders

Rodney S. Bond, 66, has served as a member of our Board since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners, and until the sale of the company in January 2008, was also the Executive Vice President of UpLink Corporation, a privately held supplier of GPS business solutions for the golf industry. From May 1990 to October 2000, Mr. Bond served primarily as Chief Financial Officer of VTEL Corporation, a publicly traded digital video communications company. Prior to joining VTEL Corporation, Mr. Bond had served in executive financial and general management positions with both public and private emerging companies. Mr. Bond currently serves on the boards of directors of several private and non-profit enterprises, and holds a B.S. in Metallurgical Engineering from the University of Illinois and an M.B.A. from Northwestern University.

We believe that Mr. Bond’s qualifications to sit on our Board include previous general and financial management experience with rapidly growing and publicly traded technology companies, including specific experience as Chief Financial Officer for a public entity that provides financial expertise to our Board. Mr. Bond also has extensive board experience and has provided strategic and financial advice to emerging companies since 1990. His specific experience as a public company CFO and his advanced degree in business management, as well as his extensive business experience, qualify him as an “audit committee financial expert” and to serve as a member of our Audit Committee.

Benjamin L. Scott, 61, has served as a member of our Board since March 2002 and as Chairman of the Board since February 2007. During 2009 Mr. Scott co-founded LiveOak Venture Partners, a venture capital firm. Prior to this, Mr. Scott served as a Venture Partner with Austin Ventures, a venture capital firm, from May 2002 until June 2009. From January 2000 to May 2002, Mr. Scott served as a Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the boards of directors of several private companies and holds a B.S. in Psychology from Virginia Polytechnic Institute and State University.

We believe that Mr. Scott’s qualifications to sit on our Board include his extensive general management experience with large and with rapidly growing technology companies, as well as more than 10 years of experience in the venture capital industry, where he routinely helps provide strategic and financial guidance to emerging technology companies. He routinely sits on the boards of emerging companies, and is involved with personnel management issues, including compensation and recruitment, which further qualifies him to serve as a member of our Compensation Committee.

CORPORATE GOVERNANCE

Conflicts of Interest

On an annual basis, each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any other executive officer of the Company.

Director Independence

In accordance with the Nasdaq listing requirements, the Board has determined the independence of each director and nominee for election as director in accordance with the guidelines it has adopted. Based on those standards, the Board determined that each of Messrs. Almgren, Bond, deVenny, Greenberg, Lindelow and Scott, our non-employee directors, is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, and has no relationship with the Company except as a director and stockholder of the Company, unless otherwise stated under “Certain Transactions” in the Compensation Discussion and Analysis section of this proxy statement.

Board Leadership Structure and Board’s Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is primarily responsible for developing and executing against the strategic plan adopted by the Board, and for the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. Our Board also allows independent directors to meet without the presence of management. The independent directors of our Board met nine times during 2010. Benjamin Scott, our Chairman, leads these meetings. These meetings are held in conjunction with each regularly scheduled meeting of our Board. Any of our directors may request a session comprised of only independent directors at any time.

 Our Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for our executives and other employees. The full Board receives reports on various risk-related items at its regular meetings including risks related to the Company’s manufacturing and sales operations, products, customer relationships and employees. The full Board considers these reports and provides feedback to management regarding our risk exposure, the potential impact on the Company, and steps being taken to mitigate such risks.

Nominations for Directors

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee believes that candidates for director should have certain attributes, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence and dedication. The Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is important that the Board represent diverse viewpoints. The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than December 14, 2011 in order to be considered for inclusion in the proxy statement for the next annual election of directors.

Chairman of the Nominating and Corporate Governance Committee
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, as amended, in such stockholder's capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]
Active Power, Inc.
c/o Secretary
2128 West Braker Lane, BK 12
Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on the Company’s website at www.activepower.com. You may leave a message to any one or a combination of directors. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company’s books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all directors, officers, employees and consultants worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Exchange Act and with Nasdaq listing requirements. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Corporate Governance” tab of our “Investor Relations” page, which can be found by clicking on “About Us” from our website located at www.activepower.com.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics relating, among other things, to:

•	Accounting practices, internal accounting controls or auditing matters and procedures;
•	Theft or fraud of any amount;
•	Insider trading;
•	Performance and execution of contracts;
•	Conflicts of interest;
•	Violations of securities and antitrust laws; and
•	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party can call the following toll-free number to submit a report:

1-800-625-1731

The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. In 2010, the Board met nine times and did not act by written consent. All directors attended or participated in at least 75% of the meetings of the Board or committees on which they served during the period in which they served on the Board or such committees during the year ended December 31, 2010.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The standing committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with best practice and the Nasdaq listing requirements, all the standing committees are comprised solely of non-employee, independent directors. Charters for each of the standing committees are available on the Company’s website at www.activepower.com under the “About Us” tab and heading of “Investor Relations” and subheading of “Corporate Governance”. The charter of each standing committee is also available in print to any stockholder who requests it. The table below shows current membership of each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rodney S. Bond *	Benjamin L. Scott *	Jan H. Lindelow *
Ake Almgren	Robert S. Greenberg	Robert S. Greenberg
James E. deVenny III	Jan H. Lindelow	Benjamin L. Scott
* - Committee Chairman

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible for the pre-approval of all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2010 and as of December 31, 2010 were Messrs. Bond, Lindelow and Almgren. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held ten meetings during 2010. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Board has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board regarding our compensation policies and all forms of compensation to be provided to our executive officers. The Compensation Committee also manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and stock compensation for our new and existing employees. The Compensation Committee also administers our equity incentive plan. The members of the Compensation Committee during 2010 were Messrs. Scott, deVenny and Greenberg. Mr. Scott serves as Chairman of the Compensation Committee. The Compensation Committee held eight meetings during 2010. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established to assist our Board in fulfilling its responsibilities for identifying qualified individuals to become members of the Board; determining the composition and compensation of the Board and its committees; monitoring the effectiveness of the Board and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee during 2010 were Messrs. Bond, Scott and Lindelow, with Mr. Lindelow serving as its Chairman. The Nominating and Corporate Governance Committee held five meetings during 2010. The Board has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Special Committee

In September 2010 the Board established a special Strategy Committee to assist the Company’s management team in the development of new strategic products for the Company. The members of the special Strategy Committee during 2010 were Messers. Almgren, DeVenny and Greenberg, with Mr. DeVenny serving as its Chairman. The special Strategy Committee met three times during 2010.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board to attend our annual meetings. Four of our seven directors attended our Annual Meeting of Stockholders held on May 13, 2010.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serves on our Board or our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2010 financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Rodney S. Bond (Chair)

Ake Almgren

Jan H. Lindelow

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain biographical information concerning our current executive officers:

Name	Age	Position(s)

James A. Clishem	54	President, Chief Executive Officer and Director

John K. Penver	48	Vice President of Finance, Chief Financial Officer and Secretary

Lisa M. Brown	45	Vice President—Marketing & Sales Operations

Martin T. Olsen	32	Vice President – Global Sales

Jason P. Rubin	42	Vice President—Manufacturing

Uwe Schrader-Hausmann	56	Chief Technical Officer

Executive Officers

James A. Clishem has been our President and Chief Executive Officer since May 2006. Mr. Clishem joined Active Power in June 2005 as our Vice President of Business Development and was promoted to be our President and Chief Operating Officer in November 2005 before his promotion to Chief Executive Officer. He became one of our directors in June 2006. Mr. Clishem came to Active Power from Peregrine Systems, Inc., a publicly traded enterprise software company, where he served as Vice President of Business Development focusing on global alliances since 2004. From 1999 until it was sold in 2004, he was founder, President and CEO of Xodiax, a profitable managed IT services business, which was recognized by Inc Magazine as one of the fastest growing privately held companies in the country. Mr. Clishem also served as Vice President of Data Services for Broadwing Communications, where he had responsibility for a $150 million business unit. He has also held various executive roles at ntr.net, MCI, Ericsson, and Tandem Computers. Mr. Clishem holds a B.S. and M.S. in Electrical Engineering from the University of Louisville and an executive M.B.A from Southern Methodist University in Dallas, Texas.

John K. Penver was hired in February 2005 as Chief Financial Officer and Vice President of Finance and oversees all of our accounting, finance, treasury, investor relations, human resources and IT operations. Prior to joining Active Power, Mr. Penver served as Chief Financial Officer or Vice President of Finance for a number of public and private technology and manufacturing-based organizations, including PerformanceRetail, Inc., a privately held retail management software company, Factory Logic, Inc., a privately held enterprise-application software company, Yclip Corporation, a privately held internet-marketing software company, and Silicon Gaming, Inc., a publicly traded manufacturer of high-technology slot machines for the gaming industry. Mr. Penver also had 12 years of audit experience with the international accounting firm of Deloitte & Touche LLP in both the U.S. and Australia. Mr. Penver is a Certified Public Accountant and a Chartered Accountant, and holds a Bachelor of Business in Accounting from Monash University in Australia and an M.B.A. from Santa Clara University in California.

Lisa M. Brown was hired in December 2005 as our Vice President of Marketing and Sales Operations. In this role she is responsible for all of our product and corporate marketing, product development, public relations and sales operations functions. Prior to joining Active Power, Ms. Brown spent 14 years with Broadwing Communications, a telecommunications infrastructure provider, where she held executive positions including Vice President of Marketing, Sales Operations and Customer Operations. Ms. Brown holds a Bachelor of Science degree in Business Administration, Finance, from Bloomsburg University in Pennsylvania.

Martin T. Olsen joined Active Power in April 2007 as a Director of Product Management before being promoted in May 2008 to Vice President of Business Development. In January 2010, Mr. Olsen was promoted to Vice President—Channel Sales & Business Development and in December 2010 he was promoted to Vice President-Global Sales. In this role Mr. Olsen is responsible for all of our sales activities, including channel sales business for our OEM partners and our IT channel sales partners, as well as our business development activities to expand our product and sales distribution channels. Prior to joining Active Power, Mr. Olsen was the Director for the data center group at Wright Line LLC, a global data center infrastructure provider, for four years, and prior to that was a product marketing manager with American Power Conversion Corp., a global UPS manufacturer in the U.S., Europe and Asia. He also has prior product management experience with Siligen AS, a manufacturer of power availability products in Denmark. A U.S. patent holder, Mr. Olsen holds a Bachelor of Science degree in Marketing from the International Business College at Kolding, Denmark, and diplomas in Logistics and International Business Law from the International Business College at Kolding, Denmark.

Jason P. Rubin joined Active Power in March 2000 as a production planner and held various positions in our manufacturing group before being promoted to Vice President of Manufacturing in October 2005. In this role Mr. Rubin is responsible for the manufacture and testing of all Active Power products as well as managing all material and logistic requirements to support production and our global customer service activities. Mr. Rubin has over 15 years of manufacturing experience in multiple industries and immediately prior to joining Active Power was involved in managing operations and manufacturing systems for Windsport, Inc., a fabricated textile manufacturer. Mr. Rubin holds a Bachelor of Science degree in Industrial Engineering from the University of Oklahoma at Norman.

Uwe Schrader-Hausmann joined Active Power in August 2005 and held various positions in our EMEA sales engineering group and as Managing Director of Active Power (Germany) GmbH before being promoted to Vice President—Technical Services in October 2007 and then to Chief Technical Officer in January 2009. In this role he is responsible for all customer-facing technical service functions, including applications engineering, project management, and project implementation, as well as for all of our product development activities. Mr. Schrader-Hausmann has over 28 years of experience in the UPS industry. Prior to joining Active Power, he spent 26 years with Piller Power Systems GmbH, a German-based rotary UPS manufacturer, most recently as Chief Technical Officer. He also has UPS experience with Max Mueller Gildemeister GmbH in Germany. Mr. Schrader-Hausmann holds a Diplom-Ingeneur (the German equivalent of a Master of Science degree) from The University of Applied Science in Hanover, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Active Power has delivered year-over-year growth in direct sales and gross profit on an annual basis since the current management team joined the Company beginning in 2005. Despite the recent global recession, our management team has consistently reduced our operating losses and cash used in operations. In 2010 the Company achieved successive operating profitability on a quarterly basis for the first time in our 18 year history, and also achieved annual positive cash flow from operations for the first time, as well as achieving 61% growth in revenues from 2009. We achieved these results not only because of solid execution, leading technology, strong channel and customer relationships, but because of our outstanding employees. Maintaining and improving our results and continuing to position our business for future success in support of our mission of producing superior returns for our stockholders requires that we attract, retain and foster high caliber talent. We design our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of position, while ensuring long-term retention and motivation. We believe the compensation programs for our Named Executive Officers has been instrumental in helping us achieve these operating results in a challenging global macroeconomic environment.

Our Named Executive Officers are knowledgeable about our business and our industry. For example, our President and Chief Executive Officer has extensive experience building and operating successful and profitable data centers, the primary customer market for our business. Our Chief Technology Officer has 30 years direct experience in the design and manufacture of UPS systems. The expertise of our Named Executive Officers and all of our executives is particularly valuable to our company and stockholders as we continue to manage through economic uncertainty and global credit challenges.

The cornerstone of our compensation philosophy continues to be pay for performance. We closely align the compensation paid to our Named Executive Officers with our performance on both a short-term and long-term basis and set performance goals that do not promote excessive risk-taking and support our core financial goals of achieving our revenue and operating margin targets.

In 2010, performance-based compensation made up approximately 75% of the total compensation of our Chief Executive Officer, and 62% of the total compensation of our other Named Executive Officers. We achieved a weighted average of greater than 190% of our financial performance goals and, as a result, performance-based cash compensation increased over 2009 for all of our Named Executive Officers. In addition, when we finalized the compensation plans for 2010, the value of vested stock options and restricted stock was not significant, and in most cases represented less than 10% of the current salaries of each of the executives. We were concerned about the retention value of equity granted to executives at a key point in our history and the risk of management retention. This risk had also been raised by a number of our institutional stockholders. We believed it was in our stockholders’ interests to find a way to increase the ownership interests of our executives but to do so in a way that would also benefit all of our stockholders. As a result, in addition to the annual equity grant typically provided to each of our executives, we implemented a performance-based option program for 2010 for all of our executive officers. The performance metrics were tied to adjusted EBITDA levels based on the Company’s 2010 operating plan, with accelerators for achievement of an annual adjusted EBITDA profitability for the year. As a result, 75% of the shares subject to the performance grant were earned and became eligible for vesting, which resulted in an increase in performance-based equity compensation for all of our executives in 2010.

The Compensation Committee believes our executive compensation program is not only effective at driving the achievement of our performance goals, but also is reasonable in relation to the programs of our peer group companies and encourages our executives to work for meaningful stockholder returns without taking excessive risks. The highlights of our compensation program include:

•
Fixed compensation is targeted at 33% of total compensation for our Chief Executive Officer and 45% of total compensation for our other Named Executive Officers, assuring that a majority of compensation for our executives is performance-based.

•	Our total compensation to our Named Executive Officers is generally targeted to compensate them at the 50th percentile of our peer-group companies for on-target performance.

•	We look at salary, annual bonus and at total cash compensation when evaluating the accomplishment of 50th percentile compensation.
•
Our annual cash bonus program encourages executives to think about metrics we believe are important to our stockholders without introducing undue risk by promoting risky business practices with short-term impact.

•	Our use of equity awards encourages retention through time-based vesting over a four year period.
•	Our change of control agreements with our officers are “double trigger.”
•	The change of control severance cash benefits offered to our executives do not exceed two time times their annual target cash compensation.
•	We do not offer golden parachute benefits to our executives.

The following compensation governance features underlie our compensation program:
•
The Compensation Committee is composed solely of independent directors. Additionally, the Compensation Committee’s independent compensation consultant is retained directly by the Compensation Committee.

•
Our compensation programs are designed to reward long term value creation and avoid inappropriate risk taking by our executives. The Compensation Committee believes that the risks arising from our employee compensation program are reasonable, in the best interests of our stockholders, and not likely to have a material adverse effect upon us.

Philosophy

All of our compensation programs are designed to satisfy the following objectives:

•	To attract, motivate and retain key employees, including highly qualified executive officers
•	To make a substantial portion of their compensation dependent upon the Company’s attainment of measurable performance targets; and
•	To structure a substantial portion of executive compensation so that it aligns with our stockholders’ benefit.

Our compensation programs are designed by our Compensation Committee of the Board (the “Committee”) in collaboration with management and input from an independent compensation consultant hired by the Compensation Committee and approved by the Board. Our compensation program for executive officers consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and an annual performance incentive bonus (“annual bonus”), and long-term incentive compensation is typically paid in the form of stock options.

Our executive compensation philosophy reflects our belief that the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives such as revenue growth, reductions in operating losses, achievement of operating profitability and positive cash flow, growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing the Company considered in light of general economic conditions and specific company, country, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or otherwise, but rather on factors that drive long-term value to our stockholders, as that will more accurately reflect the quality of our operating performance and, ultimately, the management of the Company by our executives. We also evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior executives in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similar or peer companies.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2010, as well as the other individuals included in the Summary Compensation Table on page 27, are referred to as “Named Executive Officers.”

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers and for all of the executive officers of the Company. The decisions of the Committee are subject to the review and ratification of the full Board.

The Chief Executive Officer annually reviews the performance of all of the Company’s executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and equity award amounts, are presented to the Committee by the Chief Executive Officer. The Company participates in annual salary benchmarking surveys with Radford Surveys & Consulting, a division of Aon Corporation (“Radford”), an outside human resources consulting organization, and obtains benchmark data from these surveys to assist the Chief Executive Officer in making his recommendations to the Committee. Though the Committee is not obligated to follow the Chief Executive Officer’s recommendations, the Committee gives them great weight in making its decisions, as the Chief Executive Officer is in the best position to assess the performance of the other Named Executive Officers and identify key criteria for the Committee to consider in making its final decisions relating to compensation of the Named Executive Officers (other than the Chief Executive Officer). The Committee has used its discretion in making final decisions regarding the compensation of Named Executive Officers. The Committee may also independently seek additional market data relating to salary and equity to validate the information presented by the Chief Executive Officer or to come to its own conclusions and recommendation. In 2010 the Committee directly and separately engaged Radford to prepare benchmark data with respect to salary, bonus and target equity levels for all of the Company’s executive officers and to help it validate the information presented by the Chief Executive Officer. Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

The Committee retained the services of Radford directly on a number of occasions during 2010 to provide independent advice to the Committee and Board with respect to matters including executive salaries, director compensation levels and assistance with the design of the 2010 Stock Plan that was approved by stockholders at the 2010 Annual Meeting. Management of the Company does not use Radford for any consulting services related to compensation matters, although the Company participates in annual salary surveys conducted by Radford, and is able to use the survey results as benchmarking data for establishing salary and benefits for all of its employees other than executive officers. Management’s only role with respect to the use of Radford is to provide company-specific data to Radford to enable it to complete its engagement for the Board or Committee. The decision to use Radford for consulting services was in each case recommended and approved by the Board or the appropriate committee, depending on the purpose of the engagement, and was not made or recommended by management in any case.

Setting Executive Compensation

Based on the above objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company, and to reward the executives for achieving such goals. In furtherance of this, the Committee has directly retained the services of Radford to benchmark the total compensation program for all of its executive officers. Radford provides the Committee with relevant market data and alternatives and recommendations to consider when making compensation decisions for the Named Executive Officers and for all executive officers of the Company.

Elements of compensation for our executive officers include: base salary, annual bonus, stock incentive awards and employee benefits. Base salaries for our Named Executive Officers are set at the regularly scheduled meetings of the Committee in the first quarter of each year. At this meeting, the Committee also approves and adopts the management incentive plan for the new financial year, determines the awards from the previous year’s management incentive plan, and typically grants stock-based awards to all of our Named Executive Officers.

At the beginning of each year, it has been the practice of the Committee to review the history of all of the elements of each Named Executive Officer’s total compensation over each of the past three to four years, and compare the compensation of the Named Executive Officers with that of other executive officers in an appropriate market comparison group (discussed below), using comparative data supplied by Radford. The comparative data supplied by Radford pertains to base salary, annual bonus and equity awards and is derived from compensation data of other high-technology public companies in North America with similar revenue or expense levels to the Company. The purpose of this analysis is to determine whether the compensation offered to each Named Executive Officer, both in its totality and with respect to each of the constituent components, is competitive with the applicable market comparables that the Committee has reviewed for the corresponding period.

In 2010, the market comparables were derived from the following primary peer group companies:

American Semiconductor	Beacon Power	Capstone Technology
Entorian Technologies	FuelCell Energy	Hydrogenics
Maxwell	Pervasive Software	Plug Power
SatCon	Technology Research	Ultralife Batteries
Valence Technologies

All of these companies had less than $100 million in revenues and/or similar market capitalizations to the Company. We have used this group of companies as there is an absence of other directly comparable and similarly sized publicly traded UPS companies in the U.S. with which we can benchmark ourselves, and because this population is reflective of the universe in which we compete for personnel. On the recommendation of the Committee, we have also instructed Radford to include in our comparative peer group a local Austin company and several other clean-technology or alternative energy companies with whom we are often compared by the financial community, which are included in the list above.

In addition, we used market information derived from the Radford High Technology Executive Survey and the Radford International High Technology Survey, which was customized to eliminate companies with revenue of more than $200 million and life-science and biotechnology companies. The Radford High Technology Executive Survey includes information from the following companies:

20 20 Technologies	Gennum	Openwave
Actel	Guidance Software	Pericom Semiconductor
Active Power	Ikanos Communications	Planar Systems
Actividentity	Interactive Intelligence	PLX Technology
Actuate	Interclick	Rambus
Advanced Analogic Technologies	ISIA	Rightnow Technologies
Alpha Omega	Lasercard	SABA
Anadigics	Lattice Semiconductor	Sandvine
Arcsight	Lojack	Scientific Learning
Aspen Technology	Magma Design Automation	Shuffle Master
Bigband Networks	Maxlinear	Silicon Image
Callidus Software	Mellanox Technologies	Solarwinds
Capstone Turbine	Merge Healthcare	Sourcefire
Chordiant Software	Meru Networks	Successfactors
Cognex	Microtune	Supertex
Datalink	Mindspeed Technologies	Sycamore Networks
Demandtec	MIPS Technologies	Taleo
Digi International	Miranda Technologies	Telenav
Digimarc	Monolithic Power Systems	Trident Microsystems
DIVX	Nagra-Kudelski	Ultra Clean Technology
DTS	Netlogic Microsystems	Virage Logic
Entropic Communications	Netsuite	Vitesse Semiconductor
Exar	Network Equipment Technologies	Volterra

The Company does not have the list of companies that are included in the Radford International High Technology Survey.

The Committee generally considers compensation to be competitive for our Named Executive Officers if it is at the 50th percentile for base salary, annual bonus and equity awards for the applicable market comparables. Where a specific component of compensation is not within this range, the Committee uses the competitive data as a factor for its compensation determination, but may also take into account factors specific to a Named Executive Officer in making its final compensation decisions, including each named position and functional role, seniority, performance and overall level of responsibility. Overall, Radford found that the Company’s actual base salary and bonus and the value of long-term incentives, including equity awards for 2010 fell in the 25th and 50th percentile of the market comparables.

The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

-	performance against corporate and individual objectives for the previous year;
-	difficulty of achieving desired results in the coming year;
-	value of their unique skills and capabilities to support the long-term growth of the Company;
-	performance of their general management capabilities; and
-	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create and maintain a cohesive executive team.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive Officer. We review base salaries annually and target salary compensation between the 25th and 50th percentile of base salary practices of our peer group, but maintain flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience at the executive level, and responsibilities. Newly appointed Named Executive Officers, depending on prior experience, may be paid less than the median market salary with a goal of increasing such salary to median levels within a two or three year period after their appointment. No such adjustments were made for these reasons for any of our Named Executive Officer’s base salaries in 2010. The Committee also considers an internal review of the Named Executive Officer’s compensation relative to other Named Executive Officers and the individual performance of the executive in establishing the base salary. Based on the benchmark data, the Committee increased salaries between 2.5% and 7% for our Named Executive Officers in 2010.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our Named Executive Officers for their contributions toward the achievement of shorter-term financial and operating goals that we believe drive our operating results and/or create long-term stockholder value.

Under this program, the Committee, with recommendations provided by the Chief Executive Officer, establishes an annual target award for each Named Executive Officer, which is typically expressed as a percentage of the executive’s base salary. For 2010, this target award level was 100% of base salary for our Chief Executive Officer and 50% of base salary for Mr. Penver and Ms. Brown and 40% of base salary for Mr. Rubin. These targets were the same as the previous year for these Named Executive Officers, other than the Chief Executive Officer, whose 2009 target was set at 116% of his base salary in that year. Mr. Olsen headed our global channel sales operation and was compensated under an alternative arrangement. The target variable cash compensation level for him was 60% of his base salary for 2010. The Committee makes the determination of the actual bonus earned by a Named Executive Officer and may choose to award a bonus or not, and determines the actual award, in light of all relevant factors after completion of the fiscal year.

For 2010, 80% of each of Mr. Clishem’s, Mr. Penver’s, Ms. Brown’s and Mr. Rubin’s target bonus awards were based upon achievement of corporate financial and operating objectives, which were the same objectives for each of these Named Executive Officers. The remaining 20% of each Named Executive Officer’s target bonus award was based upon achievement of individual objectives unique to each executive and his or her area of responsibility. Each objective was tied to the Company’s annual operating plan, including, for example, consummation of new strategic partnerships, implementation of strategies and procedures, improvement of brand awareness, completion of certain development programs, raising new equity and bank lending facilities, and the implementation of certain new accounting and reporting systems.

The weighting of corporate and individual objectives was reviewed and established by the Committee at the beginning of 2010 and the same weighting was used for all of our Named Executive Officers, reflecting our philosophy that the majority of the compensation of our executive team should reflect their success as a team, and not as individuals. Both the corporate and individual goals were established by the Committee at the beginning of 2010 and were all tied to our annual operating plan that was approved by the Board in January 2010.

For 2010, the corporate and financial goals, and the weights given to each for purposes of determining the amount of bonuses, were as follows:

Goals	Target	Actual	% of target	Weighting

Revenue	$48,200,000	$64,955,000	135%	30%

Adjusted EBITDA loss	$(4,211,000)	$(654,000)	213%	40%

Product Quality	91%	95%	104%	10%

The revenue goal that was set represented an increase in total annual revenues of 20% over 2009. The Committee felt that after a year of negative revenue growth in 2009, with an uncertain economic outlook, that this was a challenging target for the Company to achieve. Based on the Company’s operating plan, achievement of this targeted revenue would result in an adjusted EBITDA loss (as defined below) of $4.2 million, which would have represented a 47% decrease in this annual measure of profit or loss. The Committee was also willing to offer potentially higher payouts to the Named Executive Officers for various levels of accomplishment greater than the target amount as an additional incentive to encourage higher performance by the Company. The additional incentives approved by the Committee were as follows:

Revenue		EBITDA

% to Plan	Multiplier for Bonus	% to Plan	Multiplier for Bonus
80%	Linear scale from 0.50 to 1.00	80%	Linear scale from 0.50 to 1.00
100%	1.00	100%	1.00
110%	1.50	157%	1.50
120%	2.00	213%	2.00
125%	2.50	241%	2.50
130%	3.00	270%	3.00

In order to receive any payment for achieving the revenue goal for 2010, a threshold level of performance was established. This required that 80% of the revenue goal, or $38.56 million in revenue, or 96% of our 2009 total revenue, had to be achieved before any payment would be made. This threshold was increased from 70% of our revenue goal in 2009. If actual revenue was between 80% and 100% of the revenue goal, then 50% of the target bonus amount attributable to the revenue target would be payable at 80% of the goal, with progressively higher amounts of bonus payments earned based on performance relative to the revenue target so that 100% of the target bonus would be payable at the operating plan revenue level. It was possible for up to a maximum of 300% of the target bonus amount attributable to the revenue goal to be achieved for greater than 130% achievement of the revenue goal. Because the Company achieved 135% of its revenue goal, the bonus attributable to the revenue target for 2010 was therefore paid at 300% of the target bonus amount attributable to such goal.

The portion of the bonus attributable to the adjusted EBITDA loss was payable upon the accomplishment of an annual adjusted EBITDA loss of $4.211 million for 2010. Adjusted EBITDA is our net profit (loss) adjusted to exclude interest, taxes, depreciation and stock-based compensation expense, and excludes any performance-based compensation above our operating plan targets. In order to receive any payment for achieving the adjusted EBITDA target, a threshold level of performance was established. This required that our adjusted EBITDA loss be less than $4.908 million before any payment would be made. This would have represented a 38% reduction in losses from 2009 before any payment would be possible. If our adjusted EBITDA loss was between $4.908 million and $4.211 million then 50% of the target bonus attributable to the adjusted EBITDA target would be payable at a loss of $4.908 million and progressively higher amounts of the bonus payments would be earned so that 100% of the target bonus would be payable at the operating plan adjusted EBITDA loss level of $4.211 million. The Committee approved adjusted EBITDA accelerators up to 300% of the target bonus amount attributable to such goal for achievement of an annual adjusted EBITDA profit. Because the Company achieved 213% of the target 2010 adjusted EBITDA loss, the bonus attributable to the adjusted EBITDA target was paid at 200% of the target bonus amount attributable to such goal.

The portion of the bonus attributable to the product quality target was payable upon the achievement of 91% of the Company’s product quality measure, which is objectively determined based on product quality data. Because our product quality measure was 95% in 2010, 100% of the target bonus amount attributable to that goal was paid.

The net payout to our Named Executive Officers, excluding Martin T. Olsen, against these corporate objectives for 2010 was therefore paid out at 180% of the targeted bonus amount for each executive, computed as follows:

Goals	Weighting	Multiplier	Payout

Revenue	30%	3.00	90%

Adjusted EBITDA loss	40%	2.00	80%

Product Quality	10%		10%

total	80%		180	%1

The individual objectives for each of the Named Executive Officers included the following:

Named Executive Officer	Individual Objectives
James A. Clishem	-	Complete equity offering
President & Chief Executive Officer	-	Complete new bank credit facility
	-	Deliver 5-year strategic plan for company
	-	Create and implement investor relations plan

John K. Penver	-	Control cash burn rate
Chief Financial Officer, VP Finance and Secretary	-	Reduction of general and administrative expenses
	-	Complete equity offering
	-	Complete new bank credit facility
	-	Field sales visits
	-	Implementation of financial systems and reporting

Lisa M. Brown	-	Spending targets for local marketing activities
Vice President of Marketing & Sales Operations	-	Develop marketing requirements of next generation UPS product
	-	Field sales visits
	-	Complete awareness surveys/public relations targets
	-	Establish sales operations targets/metrics

Jason P. Rubin	-	Spending targets for manufacturing operations
Vice President Manufacturing	-	Field sales visits
	-	Inventory turn and growth targets
	-	Manufacturing quality targets
	-	Service department profit targets

For 2010, 100% of the target bonus award for Mr. Olsen, who was our global channel partner sales executive officer, was based upon performance compared to an overall sales target for his channel sales area of responsibility, calculated as a percentage of actual sales to the plan, with adjustments (in the form of increases or decreases) for performance against contribution margin sales by territory, targets for the number of UPS systems sold, and performance of individual sales directors under his responsibility. For 2010, his sales targets and achievement versus target were as follows:

Mr. Olsen

Goal	Target	Actual	% to Target

Global Channel Sales	$21,161,000	$31,592,000	149%

At year end, the Chief Executive Officer prepared an analysis of accomplishments relative to the established corporate and individual goals for each executive officer for presentation to the Committee. The Committee reviewed the analysis prepared by the Chief Executive Officer with respect to the results and computation of the bonus award for each of the Named Executive Officers and then made its own evaluation of the performance of the Chief Executive Officer and computation of his bonus award amount, before recommending all of the bonus award payments.

The Committee used its discretion to allow for certain individual objectives for Mr. Rubin as the original targets reflected the Company’s operating plan and did not take into account the higher than plan results achieved by the Company in 2010. The Committee also exercised discretion with the determination of Mr. Olsen’s performance relative to the Company’s original operating plan and awarded him a higher bonus commensurate with the other executive officers and reflecting his incremental management responsibilities assumed during 2010. The results for each of our Named Executive Officers for 2010 were as follows:

Named Executive Officer	Target Bonus Award	Actual Bonus Award	% of Target
James A. Clishem President & Chief Executive Officer	$324,450	$648,900	200%

John K. Penver Chief Financial Officer, Vice President Finance and Secretary	$106,600	$210,002	197%

Martin T. Olsen Vice President of Global Sales	$100,000	$231,441	231%

Lisa M. Brown Vice President Marketing & Sales Operations	$96,250	$190,575	198%

Jason P. Rubin Vice President - Manufacturing	$72,760	$138,244	190%

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our stockholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the price of our common stock. This is consistent with our philosophy that in the long term, our stock price will reflect our operating performance and the results of our management team, and that their compensation should be in a large part driven by our long-term results. Therefore, it has been our practice to make annual grants of equity-based awards to our Named Executive Officers. The Committee uses benchmark equity data provided annually by Radford to assist in determining the value and level of annual equity awards to make and usually targets at or around the median value level of equity grants relative to our peer group. The ultimate amount and mix of equity awards vary among Named Executive Officers based on their positions within the Company, individual performance and other factors the Committee deems relevant. The Committee approved the following annual grants of stock options to our Named Executive Officers in February 2010:

Named Executive Officer	No. of Options Awarded	Option Exercise Price	Date of Grant
James A. Clishem President & Chief Executive Officer	390,000	$0.79	2/25/2010

John K. Penver Chief Financial Officer, Vice President Finance and Secretary	195,000	$0.79	2/25/2010

Martin T. Olsen Vice President of Global Sales	75,000	$0.79	2/25/2010

Lisa M. Brown Vice President of Marketing & Sales Operations	105,000	$0.79	2/25/2010

Jason P. Rubin Vice President - Manufacturing	105,000	$0.79	2/25/2010

At the end of 2009, the value of vested stock options and restricted shares held by each of our Named Executive Officers was not significant, and in most cases represented less than 10% of the current salaries of each of the executives. The Committee was concerned about the retention value of equity granted to officers at a key point in the Company’s history and the risks of management retention. A number of institutional stockholders had also expressed concerns about the level of executive ownership and value in the Company. The Committee believed it was in the stockholders’ interest to find a way to increase the ownership of our Named Executive Officers and all of our executives, but to do so in a way that would also benefit all of our stockholders.

As a result, in addition to the annual equity grant typically provided to each of our officers, the Committee recommended and implemented a performance-based option program for 2010 for all of our executive officers, including our Named Executive Officers. The performance metrics were tied to adjusted EBITDA levels based on the Company’s 2010 operating plan, with accelerators for achievement of annual adjusted EBITDA profitability. The Committee retained Radford in 2010 specifically to assist it in designing this performance-based option program, including recommendations as to the size of the awards, vesting and performance metrics, as well as providing comparative data on other performance-based share programs. The terms of the awards provided for vesting of shares based on the achievement by the Company of the following adjusted EBITDA levels: (i) 100% would have been eligible for vesting upon achievement of an adjusted EBITDA of at least $0, (ii) 75% would have been eligible for vesting upon achievement of an adjusted EBITDA loss of $2.105 million, (iii) the number of shares resulting from a linear scale ranging from 50% to 75% would have been eligible for vesting upon achievement of an adjusted EBITDA loss in the range of $2.105 million to $4.211 million, (iv) the number of shares resulting from a linear scale ranging from 25% to 50% would have been eligible for vesting upon achievement of an adjusted EBITDA loss in the range of $4.211 million to $4.908 million and (v) no shares would have been eligible for vesting upon achievement of an adjusted EBITDA loss of more than $4.908 million. Based on the Company’s 2010 adjusted EBITDA loss of $654,000, 75% of the shares subject to the performance grant were earned and became eligible for vesting. A summary of performance option awards for each of our Named Executive Officers for 2010 were as follows:

Named Executive Officer	Target Performance Option Award	Maximum Performance Option Award	Actual Performance Option Earned	% of Maximum
James A. Clishem President & Chief Executive Officer	390,000	780,000	585,000	75%

John K. Penver Chief Financial Officer, Vice President Finance and Secretary	195,000	390,000	292,500	75%

Martin T. Olsen Vice President of Global Sales	75,000	150,000	112,500	75%

Lisa M. Brown Vice President Marketing & Sales Operations	105,000	210,000	157,500	75%

Jason P. Rubin Vice President - Manufacturing	105,000	210,000	157,500	75%

The performance options earned are further subject to a three-year vesting schedule so long as the Named Executive Officer continues to be a service provider to the Company. The performance shares vest as follows: (i) 50% on the first anniversary of the date of grant (which was February 25, 2010), (ii) 25% on the second anniversary of the date of grant, and (iii) 25% on the third anniversary of the date of grant. The portion of performance shares that were not earned were terminated and added back to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”).

Timing of Grants

Stock awards to our executive officers and other key employees are typically granted annually in conjunction with the review of their respective individual performance. This review takes place at regularly scheduled meetings of the Compensation Committee, which are typically held in conjunction with the meetings of our Board during the first quarter of each year. The performance-based option program was also discussed and implemented for our Named Executive Officers at the same time in 2010. Equity awards are automatically granted to our non-executive directors on the date of our Annual Meeting of Stockholders, in accordance with the terms of our director compensation policy. Grants to newly hired employees are made in meetings of the Compensation Committee or Board, with effect from the date of the meeting. Grants to newly hired executive officers are made at the next regularly scheduled Committee meeting or at a special meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on The Nasdaq Global Market on the date of grant of the award.

Stock Ownership Guidelines

In December 2009, following a review by the Board’s Nominating & Governance Committee, the Board approved an update to our stock ownership policy that requires our non-executive directors to obtain a minimum level of stock ownership in the Company within five years of their appointment to the Board. The stock ownership policy requires the following for our non-executive directors:

-
With respect to all individuals who were non-executive directors on February 1, 2007 (the date of the initial adoption of the Company’s current equity ownership policy), by February 1, 2012 the directors should own stock with a value equal to three times the annual Board retainer; or

-
With respect to non-executive directors first appointed or elected to the Board after February 1, 2007, by the fifth-year anniversary of such date of initial appointment or election the director should own stock with a value equal to three times the annual Board retainer.

-	The value of this stock is measured by the higher of the original purchase price paid or the current fair market value of the shares at the time of evaluation.

All of our non-executive directors were in compliance with this policy at December 31, 2010. There currently are no stock ownership guidelines for our Named Executive Officers.

Our insider trading policy prohibits all directors and executive officers of the Company from making short sales of our stock, from engaging in hedging transactions and other derivative securities involving our stock, using securities of the Company as collateral for loans, and from holding Company securities in margin accounts.

Perquisites and Other Personal Benefits

The Company prefers to compensate its executive officers using a mix of short- and longer-term compensation, with an emphasis on performance, and does not believe that providing an executive perquisite is consistent with our overall compensation philosophy. We have not provided any benefits to our executives that are not provided or otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

We provide employee benefits including a 401(k) plan without any matching contributions at this time, and coverage under health and insurance plans, which are the same for all employees. We typically reward the top achievers in our sales and service organizations with a sales incentive trip. The people selected to go may, if they so choose, be accompanied by their spouse or a guest. This trip is hosted by and attended by certain members of our executive team, including some of our Named Executive Officers. Due to our efforts to control expenses in 2010, we did not host a sales incentive trip during 2010. In 2008, we began offering life insurance for all employees that provides coverage up to an employee’s salary or a maximum of $200,000. We also provide an automobile allowance to a European-based executive officer, Uwe Schrader-Hausmann, and to European-based sales and service employees that is part of the normal competitive compensation package in those markets. We do not provide such allowances to our U.S.-based executives or sales employees.

Employment Agreements with Officers

Refer to the information under Potential Payments Upon Termination or Change in Control - Termination and Change in Control Agreements for details of the employment agreements in place with our executive officers.

The Committee relies on recommendations made to it by Radford with respect to competitive compensation amounts provided to executive officers, the nature and type of contractual arrangements with executive officers, including severance agreements and change of control provisions, and which executive officers will be eligible for such benefits. During 2009 the Committee asked Radford to assist it in establishing guidelines for severance agreements so that it could replace several disparate and oral agreements that the Company had previously entered into with the Chief Executive Officer and Chief Financial Officer and to determine if it should provide similar arrangements for its other executive officers. The Committee also asked Radford for benchmark data on severance benefits and change in control provisions relating to equity awards for executive officers. Radford provided benchmark data using the same peer group of companies that is used to guide compensation decisions, to provide specific guidelines to the Committee which in turn recommended to the Company to enter into new severance agreements with its executive officers. Based on its review of the benchmark data provided by Radford, the Committee believed it was necessary for the retention of officers and to remain competitive in employment markets for the Company to enter into such agreements with its executive officers.

In March 2010 the company entered into severance agreements with all of its executive officers other than its Chief Executive Officer and Chief Financial Officer who were already subject to separate severance agreements. These agreements with our remaining executive officers provide that if the executive’s employment is terminated for reasons other than cause, as defined therein, or by the executive for good reason, as defined therein, then: (i) the executive shall be entitled to receive continued severance pay equal to six months of the executive’s base salary payable over such period, as well as reimbursement of health benefits during such period, (ii) the vesting under all unvested options shall be accelerated by six months and (iii) the executive shall be entitled to all or a pro-rated portion of the bonus under the Company’s management incentive program for the year of such severance based on the pro rata achievement of those corporate or individual objectives that are measured over a period of time, and the actual achievement of those corporate or individual objectives that are based on the occurrence of a specific event. The severance agreements further provide that such executives shall be subject to a covenant not to compete during their employment with the Company and for a period of up to six months following their employment.

Each of these severance agreements also provides that if within twelve months following a change in control, as defined therein, the executive officer’s employment is terminated for reasons other than cause, or by the executive for good reason, then any unvested options or shares of restricted stock held by the executive on the date of such change in control would accelerate and vest in full as of the date of the termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2010, with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board:

Benjamin L. Scott (Chair)

Robert S. Greenberg

James E. deVenny

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards	Option Awards			Non-Equity Incentive Plan Compensation	All Other Compen- sation	Total Compensation
		[1]	[2]	[3]			[4]	[5]

James A. Clishem, President and Chief Executive Officer since May 10, 2006 (Principal Executive Officer)	2010	$354,187	-	$418,938	[6	]	$648,900	-	$1,422,025
	2009	330,743	-	242,352			88,200	-	661,295
	2008	313,616	42,300	195,774			317,950	-	869,640

John K. Penver, Chief Financial Officer, Vice President Finance and Company Secretary (Principal Financial Officer)	2010	232,054	-	209,469	[6	]	210,002		651,525
	2009	217,736	-	130,152			22,880	-	370,768
	2008	205,877	20,682	95,684			101,920	-	424,163

Martin T. Olsen, Vice President-Global Chanel Sales	2010	169,423	-	197,495	[6	]	231,441	35,724	634,083
	2009	156,929	-	49,368			40,000	-	246,297
	2008	140,721	-	33,346			66,000	-	240,067

Lisa M. Brown, Vice President - Marketing and Business Development	2010	197,143	-	112,791	[6	]	190,575		500,509
	2009	187,952	-	76,296			37,000	-	301,248
	2008	183,616	14,100	65,239			85,100	-	348,055

Jason P. Rubin, Vice President Manufacturing	2010	185,990	-	112,791	[6	]	138,244	-	437,025
	2009	172,668	-	76,296			21,760	-	270,724
	2008	169,077	11,280	52,191			62,760	-	295,308

[1]	Represents total salary earned during the calendar years 2010, 2009 and 2008.

[2]
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2010, 2009 and 2008, respectively, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The values of the stock awards reported for 2008 have been revised from the prior year’s proxy disclosure to reflect their grant date fair value in accordance with revised SEC disclosure requirements relating to such awards. Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2011 for the relevant assumptions used to determine the valuation of our restricted stock awards.

[3]
The amounts reported in this column represent the aggregate value of the stock options granted to the Named Executive Officers during 2010, 2009 and 2008, respectively, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. The value of the stock options reported for 2008 have been revised from the prior year’s proxy disclosure to reflect their grant date fair value in accordance with revised SEC disclosure requirements relating to such awards. Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2011 for the relevant assumptions used to determine the valuation of our stock option awards.

[4]
Represents cash bonuses earned under the Company’s 2010 management incentive plan that were paid out in March 2011, amounts earned under the Company’s 2009 management incentive plan that were paid out in February 2010 and amounts earned under the Company’s 2008 management incentive plan that were paid out in February 2009. Also includes amounts earned under the Company’s sales incentive plan for Mr. Olsen for the applicable periods.

[5]	Represents moving and storage expenses paid to Mr. Olsen in 2010.

[6]
Included in the value of stock awards granted to Named Executive Officers during 2010 is the grant-date fair value of performance-based stock awards that were awarded in 2010. The value of the performance awards is based on the expected number of performance awards that were expected, at the time of grant, to be earned by the Named Executive Officers.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Option Awards. Number of Securities Underlying Options.			Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum
								[2]	[3]
James A. Clishem	2/25/2010	48,668	324,450	778,680
	2/25/2010				390,000			$0.79	$209,469
	2/25/2010				780,000	[4	]	$0.79	$418,938

John K. Penver	2/25/2010	15,990	106,600	255,840
	2/25/2010				195,000			$0.79	$104,735
	2/25/2010				390,000	[4	]	$0.79	$209,469

Martin T. Olsen	2/25/2010	-	100,000
	2/25/2010				75,000			$0.79	$40,283
	2/25/2010				150,000	[4	]	$0.79	$80,565
	11/3/2010				100,000	[5	]	$1.74	$116,930

Lisa M. Brown	2/25/2010	14,438	96,250	231,000
	2/25/2010				105,000			$0.79	$56,396
	2/25/2010				210,000	[4	]	$0.79	$112,791

Jason P. Rubin	2/25/2010	10,914	72,760	174,624
	2/25/2010				105,000			$0.79	$56,396
	2/25/2010				210,000	[4	]	$0.79	$112,791

[1]
These columns show the awards that were possible at the threshold, target and maximum levels of performance under the annual management incentive plan. The target estimated future payout amount was the amount that each Named Executive Officer would earn if they accomplished 100% of the corporate and individual objectives under the annual management incentive plan. Refer to “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for amounts actually earned for 2010.

[2]	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by The Nasdaq Global Market on the date of grant of the award.

[3]
Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2011 for the relevant assumptions used to determine the valuation of our option awards.

[4]
Grant relates to 2010 performance share program for the Named Executive Officer and represent the maximum possible award to be earned by each Named Executive Officer. Note that not all of these shares were earned by the Named Executive Officers as 100% of the required performance targets were not achieved. See discussion in Compensation Discussion and Analysis for details of actual performance shares earned.

[5]	Represents grant awarded to Mr. Olsen in connection with his promotion to Vice President – Global Sales in November 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of options vested at 12/31/10			Number of shares of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
									[1]
James A. Clishem, President and Chief Executive Officer since May 10, 2006 (Principal Executive Officer)	125,000	-	2.76	6/7/2015	125,000	[2	]	-	$-
	300,000	-	3.34	11/10/2015	300,000	[2	]	-	$-
	200,000	-	4.41	5/16/2016	200,000	[3	]	-	$-
	70,313	4,687	2.29	2/7/2017	70,313	[4	]	-	$-
	116,050	52,750	1.88	2/28/2018	116,050	[5	]	-	$-
	-	-		2/28/2018	-	[6	]	7,500	$18,450
	118,125	151,875	0.48	2/4/2019	118,125	[7	]
	-	390,000	0.79	2/25/2020	-	[8	]	-	$-
	929,488	599,312			929,488			7,500	$18,450

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	110,000	-	3.78	2/28/2015	110,000	[2	]	-	$-
	85,000	-	4.20	2/3/2016	85,000	[9	]	-	$-
	46,875	3,125	2.29	2/7/2017	46,875	[4	]	-	$-
	56,719	25,781	1.88	2/28/2018	56,719	[5	]	-	$-
	-	-		2/28/2018		[6	]	3,667	$9,021
	63,438	81,562	0.48	2/4/2019		[7	]
	-	195,000	0.79	2/25/2020	-	[8	]	-	$-
	362,032	305,468			298,594			3,667	$9,021

Martin T. Olsen, Vice President Global Sales	17,500	2,500	1.54	5/18/2017	17,500	[9	]	-	$-
	4,375	625	1.67	6/7/2017	4,375	[10	]	-	$-
	8,333	4,999	1.36	4/30/2018	8,333	[11	]	-	$-
	15,625	9,375	1.39	5/21/2018	15,625	[12	]	-	$-
	24,063	30,937	0.48	2/4/2019	24,063	[7	]	-	$-
	-	75,000	0.79	2/25/2010	-	[8	]	-	$-
	-	100,000	1.74	11/3/2020	-	[13	]	-	$-
	69,896	223,436			69,896			-	$-

Lisa M. Brown, Vice President - Marketing and Sales Operations	75,000	-	3.70	12/1/2015	75,000	[2	]	-	$-
	28,125	1,875	2.29	2/7/2017	28,125	[4	]	-	$-
	38,671	17,579	1.88	2/28/2018	38,671	[5	]	-	$-
	-	-		2/28/2018	-	[6	]	2,500	$6,150
	37,188	47,812	0.48	2/4/2019	37,188	[7	]
	-	105,000	0.79	2/25/2020	-	[8	]	-	$-
	178,984	172,266			141,796			2,500	$6,150

Jason P. Rubin, Vice President - Manufacturing	8,219	-	20.00	1/25/2011	8,219			-	$-
	281	-	22.00	1/25/2011	281			-	$-
	625	-	2.20	7/24/2002	625			-	$-
	1,312	-	1.49	2/12/2013	1,312			-	$-
	3,125	-	1.38	4/24/2013	3,125			-	$-
	15,000	-	3.51	2/13/2014	15,000			-	$-
	30,000	-	3.59	2/14/2015	30,000			-	$-
	40,000	-	4.20	2/3/2016	40,000			-	$-
	28,125	1,725	2.29	2/7/2017	28,125			-	$-
	30,938	14,062	1.88	2/28/2018	30,938			-	$-
	-	-		2/28/2018	-			2,000	$4,920
	37,188	47,812	0.48	2/4/2019	37,188			-	$-
	-	105,000	0.79	2/25/2020	-			-	$-
	194,813	168,599			194,813			2,000	$4,920

[1]           Based on the closing market value of the Company’s common stock of $2.46 per share at December 31, 2010.

[2]	This option originally vested over a four-year period and is now fully vested.

[3]
This option vests over a four-year period from February 7, 2007, with 25% of the award vesting on February 7, 2008 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[4]
This option vests over a four-year period from February 28, 2008, with 25% of the award vesting on February 28, 2009 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[5]
This restricted stock award vests in equal annual amounts over a three-year period from February 28, 2008, with 1/3 vesting on February 7, 2009, 1/3 vesting on February 7, 2010 and 1/3 vesting on February 7, 2011, in each case subject to continued service with the Company.

[6]
This option vests over a four-year period from February 4, 2009, with 25% of the award vesting on February 4, 2010 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[7]
This option vests over a four-year period from February 25, 2010, with 25% of the award vesting on February 25, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[8]	This option vests over a four-year period from May 18, 2007 in 16 quarterly installments beginning August 18, 2007, in each case subject to continued service with the Company.

[9]	This option vests over a four-year period from June 7, 2007 in 16 quarterly installments beginning September 7, 2007, in each case subject to continued service with the Company.

[10]
This option vests over a four-year period from April 30, 2008, with 25% of the award vesting on April 30, 2009 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[11]
This option vests over a four-year period from May 21, 2008, with 25% of the award vesting on May 21, 2009 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[12]
This option vests over a four-year period from November 4, 2010, with 25% of the award vesting on November 4, 2011 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised by any of our Named Executive Officers during 2010. The following restricted stock vested for our Named Executive Officers during 2010:

	STOCK AWARDS
Name	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting

James A. Clishem	2/7/2010	25,000	$24,501
	2/28/2010	7,500	$5,850
		32,500	$30,351

John K. Penver	2/7/2010	16,668	$16,333
	2/28/2010	3,667	$2,861
		20,335	$19,194

Martin T. Olsen		-	$-

Lisa M. Brown	2/7/2010	3,333	$3,266
	2/28/20109	2,500	$1,950
		5,833	$5,216

Jason P. Rubin	2/7/2010	3,333	$3,266
	2/28/2010	2,000	$1,560
		5,333	$4,826

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

2000 Stock Incentive Plan (the “2000 Plan”)

In the event of a change in control (as defined in the 2000 Plan), each outstanding option under the discretionary option grant program will vest immediately and become exercisable for all of the Shares (as defined in the 2000 Plan) subject to the option, unless the option is assumed or otherwise continued in full force and effect by the successor corporation (or its parent), replaced with a cash incentive program, or the acceleration of the option is subject to other limitations imposed by the plan administrator at the time of grant.

Repurchase rights covering awards granted under the discretionary option grant program and stock issuance program will terminate automatically upon a change in control unless assigned to the successor corporation (or its parent) or otherwise continued in full force and effect, or the termination of such rights is precluded by other limitations imposed by the plan Administrator at the time the right is issued. Outstanding options will terminate upon a change in control unless they were assumed or expressly continued in full force and effect pursuant to the terms of the transaction.

Options granted to our directors under the automatic option grant program will vest automatically and repurchase rights will terminate automatically upon a change in control or hostile take-over (as defined in the 2000 Plan). Options accelerated in connection with a change in control will terminate upon the change in control unless assumed by the successor corporation (or its parent) or otherwise continued in full force and effect. Options accelerated in connection with a hostile take-over will remain exercisable until expiration of the option’s term. In the event of a hostile take-over, a participant holding an option granted under the automatic option grant program will have a 30-day period to surrender the option to the Company in exchange for cash consideration payable within 5 days of such surrender. Upon cessation of a director’s Board service due to death or permanent disability, such director’s options will vest automatically.

For purposes of the 2000 Plan, “change in control” means (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

For purposes of the 2000 Plan, “hostile take-over” means (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board does not recommend such stockholders to accept, or (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

2010 Equity Incentive Plan

In the event of a Change in Control (as defined in the 2010 Plan), each outstanding Award (as defined in the 2010 Plan) will be treated as the Administrator (as defined in the 2010 Plan) determines without a participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger of Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the participant’s rights as of the date of the occurrence of the transaction, or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights that are not assumed or substituted for, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units (each as defined in the 2010 Plan) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

An Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a stock appreciation right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of the common stock of the Company for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an option or stock appreciation right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each share subject to such Award (or in the case of an Award settled in cash, the number of implied shares determined by dividing the value of the Award by the per share consideration received by holders of common stock in the merger or Change in Control), to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

For purposes of the 2010 Plan, “Change in Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, (ii) if the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or, or (iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Termination and Change in Control Agreements

We have formal written severance agreements with all of our executive officers that provide for certain benefits if severance arises in connection with a change in control of the Company.

Mr. Clishem’s severance agreement provides that if his employment is terminated for reasons other than cause, as defined below, or by Mr. Clishem for good reason, as defined below, then he shall be entitled to receive continued severance pay equal to twelve months of his then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, Mr. Clishem’s severance agreement provides that the vesting under all unvested options and restricted stock would be accelerated by twelve months. He also would be entitled to his bonus under the Company’s management incentive program (i) as to a prorated portion, with respect to performance objectives that are measured over a period of time to the extent the objectives (as prorated for his period of employment during such performance period) are actually achieved prior to the date of employment termination, and (ii) as to the full amount with respect to performance objectives that are measured on the basis of the occurrence of an event, to the extent such objective is actually achieved prior to the date of employment termination. Mr. Clishem’s severance agreement further provides that Mr. Clishem execute a release of claims in favor of the Company, and be subject to noncompetition and non-solicitation covenants for a period of up to twelve months following his employment.

Mr. Penver’s severance agreement provides that if his employment is terminated for reasons other than cause, as defined below, or by Mr. Penver for good reason, as defined below, then he shall be entitled to receive continued severance pay equal to nine months of his then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, Mr. Penver’s severance agreement provides that the vesting under all unvested options and restricted stock would be accelerated by nine months. He also would be entitled to his bonus under the Company’s management incentive program (i) as to a prorated portion, with respect to performance objectives that are measured over a period of time to the extent the objectives (as prorated for his period of employment during such performance period) are actually achieved prior to the date of employment termination, and (ii) as to the full amount with respect to performance objectives that are measured on the basis of the occurrence of an event, to the extent such objective is actually achieved prior to the date of employment termination. Mr. Penver’s severance agreement further provides that Mr. Penver execute a release of claims in favor of the Company, and be subject to noncompetition and non-solicitation covenants for a period of up to nine months following his employment.

Each of the severance agreements of Messrs. Clishem and Penver also provides that if within twelve months following a Change in Control the executive’s employment is terminated for reasons other than cause, or by the executive for good reason, then any unvested options or shares of restricted stock granted to the executive prior to the date of such Change in Control would accelerate and vest in full, to the extent outstanding, as of the date of the termination.

In March 2010, the Board approved the execution by the Company of a severance agreement (the “Severance Agreements”) with each executive officer of the Company, other than James Clishem and John Penver, including Martin Olsen, Jason Rubin and Lisa Brown. Each of the Severance Agreements provides that if within twelve months following a Change in Control the executive’s employment is terminated for reasons other than cause, as defined below, or by the executive for good reason, as defined below, then the executive shall be entitled to receive continued severance pay equal to six months of their then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, the Severance Agreements provide that the vesting under all unvested options and restricted stock would be accelerated by six months. Each executive would also be entitled to his or her annual bonus under the Company’s management incentive program (i) as to a prorated portion, with respect to performance objectives that are measured over a period of time to the extent the objectives (as prorated for the period of employment during such performance period) are actually achieved prior to the date of employment termination, and (ii) as to the full amount with respect to performance objectives that are measured on the basis of the occurrence of an event, to the extent such objective is actually achieved prior to the date of employment termination. The Severance Agreements further provide that each executive execute a release of claims in favor of the Company, and be subject to noncompetition and non-solicitation covenants for a period of up to six months following his or her employment.

Each of the Severance Agreements also provides that if within twelve months following a change in control, as defined therein, the executive officer’s employment is terminated for reasons other than cause, or by the executive for good reason, then any unvested options or shares of restricted stock held by the executive on the date of such change in control would accelerate and vest in full as of the date of the termination.

For the purposes of each of the severance agreements, “cause” means (i) the executive’s continued failure to substantially perform the duties and obligations of executive’s position (for reasons other than death or disability (as defined in the Severance Agreements)), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) the executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the executive that results in a substantial gain or personal enrichment of the executive at the expense of the Company; (iv) the executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) the executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the U.S. or any state; or (vi) the executive’s material breach of certain terms of that executive’s agreements with the Company, including confidentiality obligations.

For purposes of each of the severance agreements, “good reason” means, without the executive’s written consent: (i) there is a material reduction of the level of the executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally); (ii) there is a material reduction in the executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in the executive’s responsibilities or authority following a change in control shall not constitute good reason unless there also occurs a demotion in the executive’s title or position; or (iii) a material change in the geographic location at which the executive must perform his services; provided that in no instance will the relocation of the executive to a facility or a location of fifty (50) miles or less from the executive’s then current office location be deemed material for purposes of the agreement.

Had their employment been terminated on December 31, 2010 by us for reasons other than cause or by the executive for good reason, these Named Executive Officers would have been eligible to receive the payments set forth in the table below. These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

POTENTIAL PAYMENTS UNDER TERMINATION ARRANGEMENTS

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock [1]	Accelerated Vesting of Stock Options [2]	Total

James A. Clishem	$327,653	$14,474	$18,057	$18,450	$443,867	$822,501

John K. Penver	$162,070	$10,856	$32,800	$9,021	$185,452	$400,199

Martin T. Olsen	$109,205	$7,237	$21,310	$-	57,928	$195,681

Lisa M. Brown	$98,210	$4 ,413	$7,828	$6,150	$80,321	$196,831

Jason P. Rubin	$92,802	$7,631	$30,783	$4,920	$79,389	$215,525

[1]	Based upon the closing price of the Company’s common stock at December 31, 2010 of $2.46 per share.

[2]
Represents the value realized upon accelerated vesting of options in the event of a termination for reasons other than cause or by the executive for good reason and is based upon the difference between the exercise price of accelerated options for our Named Executive Officers at December 31, 2010 and the closing price of the Company’s common stock at that date of $2.46.

If their employment had been terminated on December 31, 2010 by us for reasons other than cause or by the executive for good reason as a result of a change in control of the Company, these Named Executive Officers would have been eligible to receive the payments set forth in the table below. These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Name	Salary	Benefits	Accrued Vacation Pay	Accelerated Vesting of Restricted Stock [1]	Accelerated Vesting of Stock Options [2]	Total

James A. Clishem	$327,653	$14,474	$18,057	$18,450	$983,404	$1,362,038

John K. Penver	$162,070	$10,856	$32,800	$9,021	$628,234	$842,981

Martin T. Olsen	$109,205	$7,237	$21,310	$-	$276,829	$414,581

Lisa M. Brown	$98,210	$4 ,413	$7,828	$6,150	$280,532	$397,133

Jason P. Rubin	$92,802	$7,631	$30,783	$4,920	$278,467	$414,603

[1]	Based upon the closing price of the Company’s common stock at December 31, 2010 of $2.46 per share.

[2]
Represents the value realized upon accelerated vesting of options in the event of a change in control and is based upon the difference between the exercise price of all outstanding options for our Named Executive Officers at December 31, 2010 and the closing price of the Company’s common stock at that date of $2.46.

DIRECTORS’ COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards $	Total Compensation
		[1]
James A. Clishem	Included in executive compensation table

Ake Almgren	$40,625	$17,142	$57,767

Rodney S. Bond	$55,000	$17,142	$72,142

James E. deVenny III	$36,250	$17,142	$53,392

Robert S. Greenberg	$35,625	$17,142	$52,767

Jan H. Lindelow	$50,000	$17,142	$67,142

Benjamin L. Scott	$60,000	$17,142	$77,142

Total - All Directors (other than Mr. Clishem)	$277,500	$102,852	$380,352

[1]
Represents the amount of fair value of the option award on the date that such option award was granted to our directors by the Company during 2010. Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 2, 2011 for the relevant assumptions used to determine the valuation of our stock option awards.

The following table shows the aggregate number of option awards outstanding for each of our directors as of December 31, 2010 as well as the number of shares underlying option awards during 2010 and the grant date fair value of option grants made to directors during 2010:

Name	Aggregate Number of Options Outstanding at December 31, 2010	Option Awards Made During 2010	Grant Date Fair Value of Option Awards Made During 2010
James A. Clishem	Included in executive compensation table
Ake Almgren	120,000	30,000	$17,142
Rodney S. Bond	150,000	30,000	$17,142
James E. deVenny III	75,000	30,000	$17,142
Robert S. Greenberg	60,000	30,000	$17,142
Jan H. Lindelow	150,000	30,000	$17,142
Benjamin L. Scott	145,000	30,000	$17,142
Total – All Directors (other than Mr. Clishem)	700,000	180,000	$102,852

Overview of Director Compensation and Procedures

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. In November 2009, the Nominating and Governance Committee completed a review of the Company’s director compensation policies and procedures, with assistance from Radford to provide benchmarking data on comparable companies. As a result of that review, the Nominating and Governance Committee recommended, and the Board subsequently adopted, some changes to our practices with respect to director compensation policies and procedures. All cash compensation was left unchanged as a result of such review, and recommendations, outlined below, were made to increase the size of option grants awarded to new directors and for the annual grant of options to directors.

Our non-employee directors receive the following annual fees for their service as a director:

Service	Annual Fee
Director fee	$30,000
Chairman of the Board fee	$10,000	*
Audit Committee participation fee	$10,000
Audit Committee chairperson (in addition to fee for serving on the Audit Committee)	$10,000
Compensation Committee participation fee	$5,000
Compensation Committee chairperson (in addition to fee for serving on the Compensation Committee)	$10,000
Nominating & Corporate Governance Committee participation fee	$5,000
Nominating & Corporate Governance Committee chairperson (in addition to fee for serving on the Nominating & Corporate Governance Committee)	$5,000
Strategy Committee participation fee	$2,500
Strategy Committee chairperson (in addition to fee for serving on the Strategy Committee)	$2,500

*In February 2011, after consultation with Radford, the Board elected to increase the Chairman of the Board fee to $20,000 annually.

All of the above fees are paid to directors on a quarterly basis in arrears. When the Board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees. Special committee members will typically be paid a $2,500 annual participation fee and an additional $2,500 fee will be paid to the Chairperson of any such special committee.

On the date of each Annual Meeting of Stockholders, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 30,000 shares of common stock provided such individual has served on the Board for at least six months as of the date of the meeting. Under this program, on the date of our 2010 Annual Meeting, Messrs. Almgren, Bond, deVenny, Lindelow, and Scott each received an option grant to purchase 30,000 shares of common stock with an exercise price of $0.85 per share, the closing sale price of our common stock on The Nasdaq Global Market on the date of our 2010 Annual Meeting.

At the 2011 Annual Meeting, Messrs. Almgren, Bond, deVenny, Greenberg and Scott and, assuming his re-election, Mr. Lindelow, will each receive an option grant to purchase 30,000 shares of common stock at an exercise price equal to the closing sale price of our common stock on The Nasdaq Global Market on such date. These options will vest in full on the one-year anniversary of the grant date, based upon the optionee’s continued service on our Board.

Beginning in 2010, new directors are awarded an option grant to purchase 60,000 shares of common stock under our 2010 Plan at the next meeting of the Board or Compensation Committee after the date such non-employee joins the Board. Options granted to new directors will have an exercise price per share equal to the fair market value per share of the underlying shares of common stock at the date of grant and will vest in equal annual installments over three years.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to their compensation payable for their service as employees of the Company.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to the Company and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance. The Company has entered into indemnification agreements with all of our directors and our executive officers.

Certain Relationships

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such persons may have ownership or employment relationships with. A report is made annually to our Audit Committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any. There were no reportable related party transactions or relationships during 2010.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

In January 2011 the Audit Committee appointed Grant Thornton as our independent auditors for the fiscal year ended December 31, 2011. The Audit Committee is asking the stockholders to ratify this appointment. Grant Thornton LLP has served in this capacity since their appointment in 2010. See “Recent Change in Auditor,” below.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recent Change in Auditor

Ernst & Young LLP served as our independent auditor since we became a publicly traded company in 2000 and for each of our audits conducted prior to 2010. On July 8, 2010 we dismissed Ernst & Young LLP as our independent auditor. The decision to dismiss Ernst & Young LLP was approved by the Audit Committee of the Board. Ernst & Young LLP’s reports on the financial statements for the fiscal years ended December 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and the subsequent interim period through July 8, 2010, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2009 and 2008 and the subsequent interim period through July 8, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and on July 9, 2010 the Audit Committee engaged Grant Thornton LLP as the Company’s independent registered public accounting firm. During the fiscal years ended December 31, 2009 and 2008, and the subsequent interim period through July 9, 2010, neither the Company nor anyone on the Company’s behalf has consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On July 14, 2010, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the dismissal of Ernst & Young LLP and the appointment of Grant Thornton LLP as our new independent registered public accounting firm.

Fees incurred by Grant Thornton and Ernst & Young LLP

The following table presents fees for professional services rendered by Grant Thornton LLP and Ernst & Young LLP and billed to us for the audit of the Company’s annual financial statements and review of our interim quarterly financial statements for the years ended December 31, 2010 and 2009, respectively, and fees for other services billed by Ernst & Young LLP during those periods

Fees	2010	2009
Audit fees	$196,426	$390,000

Audit-related fees	37,000	20,000

Tax fees	-	-

All other fees	-	-

Total	$233,426	$410,000

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q, Form S-8 consent procedures and audit and testing of the Company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Included in Audit Fees for 2010 is $45,000 of fees for services rendered by Ernst & Young LLP.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters, responding to SEC comments and Form S-3 consent procedures. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year. Audit-related fees for 2010 and 2009 represent services rendered by Ernst & Young LLP.

Tax Fees. For independence reasons, we do not use our auditors for any tax-related activities.

All Other Fees. All other fees include amounts billed by Grant Thornton LLP and Ernst & Young LLP in connection with consultation on accounting matters addressed during the audit or interim reviews.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services, including those set forth in the table above. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to report to the Audit Committee periodically regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

The affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2011. Abstentions in the election of directors or with respect to any of the other proposals will not affect the voting of such proposals. In addition, broker non-votes are not considered votes cast.

The Board believes that the ratification of Grant Thornton LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders for the reasons stated above.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL THREE: NON-BINDING ADVISORY ON SAY-ON-PAY FREQUENCY

Pursuant to Section 14A of the Exchange Act, the Company is seeking the input of its stockholders on the frequency with which it will hold a non-binding advisory vote on the compensation of its Named Executive Officers. In voting on this Proposal Three, stockholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s Named Executive Officers should occur (a) once every three years, (b) once every two years or (c) once every year.

It is the opinion of the Board that the frequency of the stockholder vote on the compensation of the Company’s Named Executive Officers should be once every three years. The Company views the way it compensates its named executive officers as an essential part of its strategy for achieving sustainable economic growth. The Board believes that a triennial vote will permit the Company to continue to focus on developing compensation practices that are in the best long-term interests of its stockholders, while simultaneously giving stockholders the time frame they need to fully evaluate the design and effectiveness of those practices. The Board believes that a more frequent advisory vote could have the unintended consequence of causing the Company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term health of the Company.

The Board believes that an advisory vote on executive compensation is the most effective way for stockholders to communicate with the Company about its compensation objectives, policies and practices, and it looks forward to receiving the input of the Company’s stockholders on the frequency with which such a vote should be held. Although the results of this vote will have a major impact on how frequently the Company holds an advisory vote on executive compensation, this vote is not binding on the Company. The Board may decide, after considering the results of this vote that it is in the best interests of the Company’s stockholders to hold the advisory vote on executive compensation on a different schedule than the option approved by the Company’s stockholders.

Each stockholder will be entitled to vote for a frequency of one, two or three years, or abstain from voting, and the frequency receiving the greatest number of votes will be approved by the stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF A FREQUENCY VOTE ON SAY-ON-PAY OF ONCE EVERY “THREE YEARS.”

PROPOSAL FOUR: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and accompanying tables beginning on page 13 of this Proxy Statement. The Company believes that it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract and retain exceptional individuals as executive officers who will provide leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has to date, enabled the Company to sufficiently motivate and reward its Named Executive Officers.

Despite today’s challenging economic environment, the Company has made considerable progress in its commercialization strategy that it implemented in 2006. Since then the Company has achieved significant revenue growth and reductions in operating losses and cash used in operations. In 2010 the Company’s revenues increased by 61%, and the Company achieved both cash flow positive status and operating profitability on a quarterly basis for the first time in the Company’s history. For a more detailed description of the Company’s financial results for fiscal year 2010, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its Named Executive Officers with the long-term interests of its stockholders.

Accordingly, the following resolution will be submitted to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is hereby approved.”

The Company encourages its stockholders to approve the compensation of the Company’s Named Executive Officers as disclosed above in the Compensation Discussion and Analysis and the compensation tables.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and to the extent that a significant percentage of votes are cast against the compensation of the Company’s Named Executive Officers, the Compensation Committee will determine whether any actions are necessary to address the concerns reflected in such votes.

This proposal will be approved upon the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Annual Meeting. Abstentions in the election of directors or with respect to any of the other proposals will not affect the voting of such proposals. In addition, broker non-votes are not considered votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL FIVE: TERM LIMITS FOR OUTSIDE DIRECTORS

The Company has been notified that two stockholders intend to present the following proposal for consideration at the Annual Meeting. The stockholders making this proposal have presented the proposal and supporting statement below, and we are presenting the proposal as it was submitted to us. While we take issue with a number of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree.

The shareholder proposal will be approved upon the affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Annual Meeting. Abstentions in the election of directors or with respect to any of the other proposals will not affect the voting of such proposals. In addition, broker non-votes are not considered votes cast.

Stockholder Proposal

This proposal is submitted by Robert J. Nahabit, C.P.M., CPP, and Rachel J. Nahabit, who have represented that they are the joint holders of 935,000 shares of Active Power, Inc. common stock.

“RESOLVED, that the Board of Directors of Active Power, Inc. take steps necessary to amend its bylaws and each appropriate governing document to provide that no member of the Board of Directors of Active Power that is not then an employee of Active Power (each, an “Outside Director”) shall be eligible for re-nomination by the Nominating Committee to serve on the Board of Directors if they have served two consecutive three-year terms; provided, however, that an individual that is otherwise ineligible for nomination by the Nominating Committee as a result of the foregoing may be eligible for nomination if such individual has not served as a Outside Director for at least two years prior to his or her nomination, and has otherwise met the stock ownership guidelines then applicable to directors of Active Power for at least two years prior to such nomination.”

Supporting Statement

We urge a vote FOR this resolution. Considering that Active Power has some Outside Directors serving on its Board for 10 or more consecutive years, it is hard to imagine that these senior Outside Directors are still as valuable to the Company as they once were. Certainly, within six years, a Director should have conveyed all fresh ideas, opportunities and/or concepts expected from a new Director. A Directorship should not be a "lifetime position." A healthy, but reasonable turnover of the Board will yield new ideas and opportunities. There is no doubt in the minds of those in favor of this proposal that the Board will argue against this proposal as it will limit their tenure. We are sure that an argument will be made that it is expensive to replace Directors; however, in our opinion, the Nominating Committee in the past has made no real efforts to interview candidates suggested to them by active stockholders. Stockholders in favor of this proposal are seeking some real representation on the Board as opposed to the “let’s leave things as they are system” that has, in-part, been in place since the inception of our publicly held company. Adoption of this proposal will help to restore investor confidence in our Company and strengthen the integrity and wisdom of the Board.

We feel that there is always room for improvement. We urge a YES vote FOR this resolution.

Proposal submitted by:
Robert J. Nahabit, C.P.M., CPP &
Rachel J. Nahabit
5614 North Scout Island Circle
Austin, TX 78731
Holders of 935,000 ACPW voting shares as of Dec. 10, 2010.

Company Response in Opposition

Active Power is committed to the principle that the Board should change and evolve with the needs of the Company and we believe that has been occurring since its inception. We do not believe that the use of term limits is an effective way to accomplish this.

We believe that effective governance by a board is driven by each individual director’s performance and contribution, and the alignment of each director’s skills with the requirements and needs of the Company. We believe that this evaluation should be performed whenever a vacancy arises on the Board as well as annually when our Nominating and Corporate Governance Committee evaluates existing directors’ suitability for continued service on the Board as part of its responsibility to recommend to the Board individual nominations for election or re-election. Further, we believe that the Board requires that its membership continually anticipate the Company’s strategic needs. This requires the Board to balance two competing but equally important factors, namely (1) the benefits of continuity of the experiences of continuing directors and (2) the need for new expertise and diversity of thought, background and demographics.

The Company’s Nominating and Corporate Governance Committee is responsible for identifying one or more candidates to fill vacancies as they occur, investigating each candidate, evaluating his or her suitability for service on the Board, including an assessment of the incremental skills and experience that each candidate can bring to the Board, and recommending a candidate to the Board for appointment. The Nominating and Corporate Governance Committee is authorized to use any method it deems appropriate for identifying candidates for Board membership and seeks recommendations from current Board members, management and stockholders. The committee also engages outside search firms to help identify suitable candidates. This process allows us to target functional, industry or geographic experiences as desired attributes in new Board members.

Since the Company became public in 2000, all recommendations received, including those received from stockholders, have been included in a search process conducted by an outside search firm. Company management has worked with the Board to assist in identifying incremental skills and experiences that they believe would be beneficial to the functioning of the Board, and this profile has been used by the outside search firm in identifying and evaluating all candidates, including every candidate nominated by a stockholder. Based on this process our Board appointees have brought specific industry, geographic or functional experiences to the Board to complement the existing skills of our Board. Our recent Board appointments have added expertise in data center, UPS, multinational business, Chief Information Officer experience, clean technology and IT industry experience to assist the Company as it rapidly grows and expands into new markets and geographies.

Since we became a public company in 2000, thirteen different people have served on our Board and the size of our Board has varied between six and eight members. Two of our current six members have served continuously during this period. We believe that the average tenure for the outside directors on our board does not differ materially from the average tenure of a majority of the public companies. Indeed, the average tenure of our current Board is 6.6 years. This compares to the average tenure of public company directors of 6.8 years according to a 2010 National Association of Corporate Directors (NACD) Public Company Governance Survey.

Our Board and each of its committees also conduct regular evaluations of the performance and effectiveness of each group and the individuals therein. We believe that this, rather than term limits, is an effective way to rotate directors and a way to ensure that the current Board membership serves the strategic needs of the Company. The Nominating and Corporate Governance Committee also supports regular rotation of Board members among committees. This strong evaluation and rotation process helps ensure that the Board members retain the necessary energy, enthusiasm, commitment and creativity to prevent habitual or reactive, and less-effective director participation.

We further believe that the use of term limits is not practiced by the majority of public companies. The 2010 Spencer Stuart Board Index study reports that only 5% of public company boards specify term limits for directors in their corporate governance guidelines. Of those boards that advocate term limits, the range of the terms was between 9 and 30 years.

ISS, an advisory firm that specializes in providing corporate governance guidelines and voting recommendations to institutional investors, actively discourages the use of term limits for company directors. The ISS 2010 US Proxy Voting Guidelines Summary recommends a vote against all shareholder proposals to limit the tenure of outside directors through term limits. Where the average tenure of all outside directors exceeds 15 years, they will scrutinize the board for independence from management and for sufficient turnover to ensure that new perspectives are being added to the board.

In the biographies of each of our current directors included in Proposal One of this proxy statement is a statement of the skills, qualifications and capabilities that we believe each director provides to our Board. We do not agree with the principle that a director’s suitability for service on our Board or the value of his contributions to our Board diminishes or expires simply because of the passage of time. The majority of our directors collectively have direct business experiences with companies at all stages of growth. They have direct experience helping companies manage through all of these phases of corporate evolution and in fact continue to provide new and different perspectives as our company grows and matures. Thus we do not agree with the concept that a director’s ability to provide valuable strategic input to the Board will weaken or have less value simply due to the length of the directors’ tenure on the Board.

We believe that any proposal to limit director tenure is not in the Company’s or our stockholders’ best interests. It will result in increased Board turnover and increased cost to the Company to replace directors, divert Board attention to a regular recruitment and replacement process, and place an arbitrary limit on the ability of each director to add value to the Company as it grows.

For all of these reasons, we believe that use of director term limits is not a widely accepted practice, is not advocated by corporate governance advisors, and is not an effective way to manage director performance. Since we have become a public company, we have had a number of changes to the composition of our Board that have added relevant industry, geographic and functional skills to complement our existing Board capabilities. The introduction of an arbitrary limit on director tenure is not in the best interests of the company or its stockholders.

ACCORDINGLY, THE BOARD UNANIMOULSY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL AND YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL UNLESS YOU SPECIFY OTHERWISE.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 14, 2011 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 79,957,979 shares of common stock outstanding as of March 14, 2011. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 14, 2011 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Executive Officers and Directors:

James A. Clishem	1,592,003	1.96%
John K. Penver	627,067	*
Martin T. Olsen	163,563	*
Lisa M. Brown	312,106	*
Jason P. Rubin	263,858	*
Ake Almgren	271,500	*
Rodney S. Bond	217,070	*
James E. deVenny III	173,333	*
Robert S. Greenberg	85,000	*
Jan H. Lindelow	300,000	*
Benjamin L. Scott	230,000	*
All current directors and executive officers as a group (13 persons)	4,458,636	5.34%

Other 5% stockholders:
Kinderhook Partners, LP	7,000,000	8.76%
Thomson Horstmann & Bryant, Inc	5,736,236	7.18%
Joshua Ruch	5,032,908	6.30%
Impax Asset Management Ltd	4,912,685	6.15%
Sound Energy Partners, Inc	4,591,468	5.74%

* Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

•	James A. Clishem. Includes 233,528 shares of outstanding common stock and 1,358,475 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	John K. Penver. Includes 43,629 shares of outstanding common stock and 583,438 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Martin T. Olsen. Includes 7,000 shares of outstanding common stock and 156,563 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Lisa M. Brown. Includes 12,106 shares of outstanding common stock and 300,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Jason P. Rubin. Includes 4,170 shares of outstanding common stock and 259,688 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Ake Almgren. Includes 151,500 shares of outstanding common stock and 120,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Rodney S. Bond. Includes 67,070 shares of outstanding common stock and 150,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	James E. deVenny III. Includes 100,000 shares of outstanding common stock and 73,333 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Robert S. Greenberg. Includes 35,000 shares of outstanding common stock and 50,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Jan H. Lindelow. Includes 150,000 shares of outstanding common stock and 150,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•	Benjamin L. Scott. Includes 85,000 shares of outstanding common stock and 145,000 shares of common stock issuable upon exercise of options within 60 days of March 14, 2011.

•
All current directors and executive officers as a group. Includes 897,264 shares of outstanding common stock and 3,048,307 shares of common stock issuable upon exercise of options within 60 days after March 14, 2011.

•
Kinderhook Partners, LP. Based on a Schedule 13G/A dated January 5, 2011, as filed with the Securities and Exchange Commission, and other information available to the Company, reported that it had shared voting power and shared dispositive power over 7,000,000 shares of common stock as of December 31, 2010 and that its address was 1 Executive Drive, Suite 160, Fort Lee, NJ 07024..

•
Thomson Horstmann & Bryant, Inc.. Based on a Schedule 13G/A dated February 11, 2011, as filed with the Securities and Exchange Commission, and other information available to the Company reported that it had sole voting power and sole dispositive power over 5,736,236 shares of common stock as of December 31, 2010 and that its address was 501 Merritt 7, Norwalk, CT 06851.

•
Sound Energy Partners, Inc. Based on a Schedule 13G/A dated February 14, 2011, as filed with the Securities and Exchange Commission, and other information available to the Company reported that it had shared voting power and shared dispositive power over 4,591,568 shares of common stock as of December 31, 2010 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890..

•
Joshua Ruch. Pursuant to a Schedule 13G dated February 10, 2011, as filed with the Securities and Exchange Commission, Joshua Ruch reported that he had beneficial ownership over 5,032,908 shares of common stock as of December 31, 2010. 3,442,603 of the shares indicated as owned by Mr. Ruch are held in the name of investment vehicles over which Rho Management Partners, LP, a limited partnership has sole voting and investment control. 12,607 of the shares indicated as owned by Mr. Ruch are held directly by Atlas Capital Corporation, the sole general partner of Rho Management Partners LP. 71,750 of the shares indicated as owned by Mr. Ruch are held by an entity in which Kariba LLC is the sole general partner. Mr. Ruch is the sole stockholder of both Kariba LLC and Atlas Capital Corporation. Mr. Ruch may be deemed to be the beneficial owner of the shares owned by Rho Management Partners LP, Atlas Capital Corporation and Kariba LLC.

•
Impax Asset Management Ltd. Based on a Schedule 13G dated May 30, 2008, as filed with the Securities and Exchange Commission and other information available to the Company, reported that it had sole voting power and sole dispositive power over 3,678,069 shares of common stock as of May 30, 2008 and that its address is Broughton House, 6-8 Sackville Street, London, W1S 3DG, United Kingdom

CERTAIN TRANSACTIONS

Employment agreements. For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Stock options granted to executive officers and directors. For more information regarding the grant of stock options to executive officers and directors in 2010, please see the table “Grants of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion and Analysis, above.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No loans to officers or directors. We currently have no outstanding loans to any officers or directors. Furthermore, our Board has resolved that we shall not offer or provide any loans to any officer or director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)

Equity Compensation Plans Approved by Stockholders	9,389,987	$1.47	3,395,356

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	9,398,987	$1.47	3,395,356

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Active Power's directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based solely on that review, Active Power believes that, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied with the exception of one Form 4 filing for a purchase of shares in October 2010 by Mr. Martin Olsen that was filed 2 days late.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2010 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 2, 2011. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: April 12, 2011

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1 1 12345678234567812345678123456781234567823456781234567812345678000000000000NAMETHE COMPANY NAME INC. - COMMON 123,456,789,012.12345THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000100490_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jan H. Lindelow 02 James A. Clishem ACTIVE POWER, INC. 2128 W. BRAKER LANE BK12 AUSTN, TX 78758 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Grant Thornton LLP as independent auditors for Active Power, Inc. for the Fiscal Year ending December 31, 2011 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3 To recommend, by non-binding vote, the frequency of executive compensation votes. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 To recommend, by non-binding vote, the compensation of executive officers. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5 Stockholder proposal to establish term limits for outside Directors. NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting. If no specification is made, this Proxy will be voted "FOR" the election of directors listed hereon, "FOR" proposals two and four, for a frequency of "THREE" years in proposal three, and "AGAINST" proposal five, each as described hereon. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000100490_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

ACTIVE POWER, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated April 12 , 2011, and appoints John K. Penver and James A. Clishem, each the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 12, 2011 at 2128 W. Braker Lane BK12, Austin, Texas 78758, at 1:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as if the undersigned was personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon. If no specification is made on the reverse side, this Proxy will be voted"FOR" the election of directors listed hereon, "FOR" proposals two and four, for a frequency of "THREE" years for proposal three, and "AGAINST" proposal five, each as described hereon. Continued and to be signed on reverse side